Exhibit 99.1

FROM:

Accredited Home Lenders Holding Co.

15253 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

COURT SETS EXPEDITED TRIAL DATE FOR ACCREDITED

Accredited reports more than 97% of shares tendered; Receives additional NASDAQ notice

SAN DIEGO, Aug. 14 2007 – Accredited Home Lenders Holding Co. (NASDAQ:LEND) (“Accredited” or “Company”) announced today that the Delaware Chancery Court (the “Court”) has agreed to an expedited trial in Accredited’s pending lawsuit against Lone Star Fund V (U.S.), L.P. and two of its affiliates (“Lone Star”), which lawsuit seeks specific performance of Lone Star’s obligations to close Lone Star’s tender offer for the outstanding common stock of Accredited and to complete the merger. The Court set the trial for late September or early October of this year.

The Company also announced that, as of 5:00 p.m, Eastern time, on August 14, 2007, over 97% of Accredited’s outstanding common stock had been validly tendered and not withdrawn in response to Lone Star’s tender offer (including approximately 40% delivered through notices of guaranteed delivery). With this development, Accredited believes that all conditions to closing the tender offer will have been satisfied at the currently scheduled expiration time of midnight, Eastern time, on August 14, 2007 (the “Expiration”).

Accredited noted that, on August 13, 2007, Lone Star had sent Accredited a letter stating that Lone Star would extend the tender offer beyond the Expiration if Accredited requested an extension under the Agreement and Plan of Merger between the parties. However, Accredited responded in a letter to Lone Star earlier today stating that Accredited could not consider making such a request because Accredited does not know which conditions to the closing of the tender offer Lone Star believes have not been satisfied. Accredited’s letter also stated that, if more than 50% of Accredited’s outstanding common stock had been tendered at the Expiration and Lone Star did not accept and pay for the tendered shares, Accredited expected that Lone Star, in order to preserve the status quo, would extend the tender offer throughout the pendency of the litigation. Lone Star subsequently announced that the tender offer was extended until midnight on August 28, 2007.

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In addition, the Company announced that it received an additional deficiency notice from the NASDAQ Listing Qualifications Staff on August 13, 2007 due to the delay in the filing of the Company’s Form 10-Q for the quarter ended June 30, 2007, as required by the NASDAQ Marketplace Rule 4310(c)(14). The notice was required by NASDAQ rules due to the Company’s announcement on August 10, 2007 that it will not file its Form 10-Q prior to the expiration of the 12b-25 extension period.

As previously announced, Accredited received a notice of non-compliance from NASDAQ on March 16, 2007 because of the delay in the filing of the Company’s Form 10-K for the fiscal year ended December 31, 2006. Also as previously announced, Accredited received an additional deficiency notice from NASDAQ on May 14, 2007 because of the delay in the filing of the Company’s Form 10-Q for the quarter ended March 31, 2007.

In response to that notice, Accredited requested a hearing before a NASDAQ Listing Qualifications Panel. At the hearing, which was held on May 3, 2007, the Company presented its plan to regain compliance with NASDAQ’s filing requirement. On July 23, 2007, the NASDAQ Listing Qualifications Panel determined to continue the listing of the Company’s common stock if the Company filed its Form 10-K for 2006 by September 12, 2007 and its Form 10-Q for the quarter ended March 31, 2007 by September 18, 2007. On August 2, 2007, the Company filed its Form 10-K for 2006. The Company is currently working on completing the Form 10-Q for the quarter ended March 31, 2007 and will then begin work on the Form 10-Q for the quarter ended June 30, 2007.

NASDAQ has provided Accredited with the opportunity to make a submission in response to the most recent notice by August 20, 2007. The Company intends to provide a timely submission to NASDAQ for its review.

About Accredited

Accredited Home Lenders Holding Co. is a mortgage company operating throughout the U.S. and in Canada. Accredited originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including the Company’s ability to close the proposed merger with Lone Star, to enforce Lone Star’s obligation to close Lone Star’s tender offer for the outstanding common stock of Accredited, Company’s continued listing on NASDAQ, the Company’s ability to file its quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, make other required filings with NASDAQ, the Securities and Exchange Commission and other regulatory authorities, and other risk factors as outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for the year ended December 31, 2006, and other documents filed by the Company with the Securities and Exchange Commission. These and other factors could cause the Company’s actual results to differ materially from what it projects or contemplates in its forward-looking statements. The Company cautions readers that the non-prime mortgage industry and the Company’s business are subject to numerous significant risks and uncertainties.

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